Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268995

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 24 DATED FEBRUARY 2, 2026
TO THE PROSPECTUS DATED APRIL 17, 2025

This document supplements, and should be read in conjunction with, our prospectus dated April 17, 2025, as supplemented by Supplement No. 1 dated May 1, 2025, Supplement No. 2 dated May 16, 2025, Supplement No. 3 dated May 19, 2025, Supplement No. 4 dated June 4, 2025, Supplement No. 5 dated June 16, 2025, Supplement No. 6 dated July 1, 2025, Supplement No. 7 dated July 18, 2025, Supplement No. 8 dated August 1, 2025, Supplement No. 9 dated August 18, 2025, Supplement No. 10 dated August 22, 2025, supplement No. 11 dated September 2, 2025, Supplement No. 12 dated September 5, 2025, Supplement No. 13 dated September 17, 2025, Supplement No. 14 dated October 1, 2025, Supplement No. 15 dated October 20, 2025, Supplement No. 16 dated November 3, 2025, Supplement No. 17 dated November 14, 2025, Supplement No. 18 dated November 18, 2025 , Supplement No. 19 dated December 1, 2025, Supplement No. 20 dated December 17, 2025, Supplement No. 21 dated December 23, 2025, Supplement No. 22 dated January 2, 2026 and Supplement No. 23 dated January 16, 2026. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•our daily net asset value, or NAV, per share for our common stock for the month of January 2026; and
•an update on our share redemption plan activity.

Historical NAV per Share

The following table sets forth the NAV per share for the Class A, Class I, Class T, Class D, Class M-I, Class T2 and Class N shares of our common stock on each business day for the month of January 2026. There were no Class S shares of our common stock outstanding during this period.

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share**	NAV per Class D Share*	NAV per Class M-I Share	NAV per Class T2 Share	NAV per Class N Share**
January 2, 2026	$12.98	$13.08	$13.12	$13.12	$12.99	$12.93	$13.00
January 5, 2026	$12.93	$13.02	$13.06	$13.05	$12.93	$12.87	$12.93
January 6, 2026	$12.93	$13.02	$13.06	$13.05	$12.93	$12.87	$12.94
January 7, 2026	$12.93	$13.02	$13.06	$13.05	$12.93	$12.87	$12.94
January 8, 2026	$12.93	$13.03	$13.06	$13.05	$12.93	$12.87	$12.94
January 9, 2026	$12.93	$13.03	$13.07	$13.06	$12.93	$12.87	$12.94
January 12, 2026	$12.94	$13.04	$13.07	$13.06	$12.94	$12.88	$12.95
January 13, 2026	$12.94	$13.04	$13.07	$13.07	$12.94	$12.88	$12.95
January 14, 2026	$12.94	$13.04	$13.08	$13.07	$12.94	$12.88	$12.95
January 15, 2026	$12.94	$13.04	$13.07	$13.07	$12.94	$12.88	$12.95
January 16, 2026	$12.94	$13.04	$13.08	$13.07	$12.94	$12.88	$12.95
January 20, 2026	$12.95	$13.05	$13.08	$13.08	$12.95	$12.89	$12.96
January 21, 2026	$12.95	$13.05	$13.08	$13.08	$12.95	$12.89	$12.96
January 22, 2026	$12.95	$13.05	$13.09	$13.08	$12.95	$12.89	$12.97
January 23, 2026	$12.95	$13.05	$13.09	$13.08	$12.96	$12.89	$12.97
January 26, 2026	$12.96	$13.06	$13.09	$13.09	$12.96	$12.90	$12.98
January 27, 2026	$12.96	$13.06	$13.10	$13.09	$12.97	$12.90	$12.98
January 28, 2026	$12.97	$13.06	$13.10	$13.10	$12.97	$12.90	$12.98

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268995

January 29, 2026	$12.97	$13.07	$13.10	$13.10	$12.97	$12.90	$12.98
January 30, 2026	$12.98	$13.08	$13.11	$13.11	$12.98	$12.91	$12.99

*Class D shares are currently being offered pursuant to a private placement offering.
**Class N and Class T shares are not available for purchase except through our distribution reinvestment plan.

Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined.

Redemptions

For the month of January 2026, we received redemption requests in excess of the 2% monthly limit. As per the terms of our share redemption plan, we honored all death and disability-based redemption requests and any requests for which the total account value was less than the minimum account balance of $500, if any, in full and all other redemption requests on a pro rata basis up to the limit. As such, each stockholder whose January 2026 redemption request was prorated received approximately 71.3% of such request.